EXHIBIT 10.1
DURA AUTOMOTIVE SYSTEMS, INC.
SECTION 16 OFFICER/SENIOR EXECUTIVE EMPLOYMENT TERM SHEET AGREEMENT
Dura Automotive Systems, Inc. (“Company”) hereby employs the individual(s) listed on the attached Exhibit A (“Executive”) in the job positions listed in the same Exhibit, subject to the terms set forth in this document, as well as all other documents referenced herein.
1.	Job Position: Executive’s employment with Company shall commence on the date reflected next to his/her name in the attached Exhibit A. Executive shall be employed and shall work in a full-time capacity in the job position reflected next to his/her name in the attached Exhibit A. Except for the position of President & Chief Executive Officer, all other Executives shall report to the Company’s President & Chief Executive Officer; the Company’s President & Chief Executive Officer shall report directly to the Board of Directors. Executive shall be based out of Company’s global headquarters office, currently located in Rochester Hills, MI, unless otherwise agreed. Executive’s job duties shall be similar to those of similarly-situated executives in public companies, including but not limited to the duties of his/her immediate Dura predecessor, and as otherwise directed from time to time by the Company’s President & Chief Executive Officer and/or Board of Directors. Executive shall devote all of his/her time, attention, knowledge, and skill solely and exclusively to the business and interests of the Company, and the Company shall be entitled to all benefits and profits arising from or incident to any and all work, services, and advice of Executive; provided, however, that Executive shall not be precluded from devoting personal time to personal investments or from serving in outside director and/or advisory positions, as long as such positions do not conflict with Executive’s ability to fully perform his/her duties for the Company and as long as such positions are approved in writing in advance by the Company’s Board of Directors.

2.	Base Salary: Executive shall be paid a gross annual base salary of the amount reflected next to his/her name in the attached Exhibit A, less customary and statutory withholdings and deductions (“Base Salary”). The Base Salary shall be paid in accordance with the Company’s normal payroll practices and cycles, and may be reviewed and adjusted from time to time by the Company’s Board of Directors.

3.	Annual Performance Bonus: For each calendar year commencing on or after January 1, 2009, Executive will be eligible to earn an annual performance-based cash bonus (“Annual Performance Bonus”) based upon achievement of the Company’s performance plan, with a target award potential as indicated in Exhibit A as a percent of Base Salary upon achievement of 100% of the Company’s performance plan. The terms of the Annual Performance Bonus shall be as set forth in the Company’s written bonus plan (attached hereto as Exhibit B), as amended by the Company from time to time. The Annual Performance Bonus, if any, will be paid to Executive following the end of the relevant calendar year, and no later than March 15 immediately following the end of the calendar year in which the Annual Performance Bonus was earned.

4.	Flexible Perquisites: Executive shall be paid an annual flexible perquisite in the gross amount reflected next to his/her name in the attached Exhibit A, less customary and statutory withholdings and deductions (provided, however, that business use of the auto and club shall be treated as direct reimbursement and thus non-taxable, unless current tax law changes and requires the Company to treat it otherwise). This flexible perquisite shall be paid and administered in accordance with the Company’s written flexible perquisite plan (attached hereto as Exhibit C), as amended by the Company from time to time. This program provides reimbursement for expenses, such as company auto, country club membership or other memberships, financial counseling, auxiliary life insurance, and a short list of other allowable expenses.

5.	Equity: Executive shall be eligible to participate in the Company’s Equity Incentive Plan, subject to and in accordance with its terms.

6.	Change of Control: Executive shall be entitled to Change of Control rights and benefits identical to those set forth in existing Change of Control agreements between the Company and existing Section 16 officers/senior executives, and which were previously approved and adopted by the Company’s Board of Directors upon the Company’s May 13, 2008 approved exit from bankruptcy restructuring. To the extent that the terms of such Change of Control Agreements vary from Section 16 officer/senior executive to Section 16 officer/senior executive, then each Section 16 officer/senior executive shall be deemed to have the best of terms between the variances.

7.	Vacation and Holidays: Executive shall accrue paid vacation/personal time and shall be entitled to paid holidays pursuant to the Company’s vacation and holiday policy (attached hereto as Exhibit D), as amended by the Company from time to time. Currently, Executive shall accrue paid vacation/personal time off at the pro rata rate of fifteen (15) days per year and shall be entitled to ten (10) paid holidays per year on the dates listed in Exhibit D.

8.	Benefits: Executive will be entitled to participate in the Company’s customary executive employee benefits, including but not limited to all benefits and group insurance provided by the Company to similarly-situated executives.

9.	At-Will Employment: Executive’s employment with the Company is and shall be at all times at-will in nature. Either Executive or the Company can end the employment relationship at any time with or without notice, and with or without reason. Notwithstanding the foregoing, if Executive resigns employment or if the Company terminates Executive’s employment for any reason other than Cause (as defined herein), then Executive and Company, respectively, shall be required to give the other a minimum of three (3) months advance written notice.

10.	Severance: If the Company involuntarily terminates Executive’s employment for any reason other than Cause (as defined herein), then Company shall pay Executive a one-time severance payment in the gross amount reflected next to his/her name in the attached Exhibit A. Except for any delay in payment required by Code Section 409A, this severance payment shall be paid out over regular Company payroll for the length of time that Executive would have earned the same amount as Base Salary and target Annual Performance Bonus had his/her employment not been terminated – e.g., if the severance amount were 100% of Base Salary, then the severance would pay out over a one (1) calendar year period. This severance payment shall be expressly conditioned on Executive executing and delivering a full waiver and release of all claims against the Company in a form as attached hereto as Exhibit E, and on Executive continuing to comply with all obligations that per their terms survive employment termination, including but not limited to the restrictive covenants contained in Section 13 herein. For purposes of this Section 11, Cause shall be defined as any of the following:
a.	Executive’s death;

b.	Executive’s disability (defined as Executive’s inability to perform his/her essential job duties for a consecutive period of 180 calendar days);

c.	Executive commits, is indicted of, or is convicted of, or admits, plea bargains, enters a plea of no contest or nolo contendere to, any felony of any kind or a misdemeanor, or violates any laws, involving fraud, dishonesty or an act of moral turpitude;

d.	Executive materially breaches this Agreement or any other agreement to which the Executive and the Company are parties;

e.	Executive materially violates any written Company policy, regardless of whether within or outside the scope of his/her authority;

f.	Executive commits willful or intentional misconduct, gross negligence, or dishonest, fraudulent or unethical behavior, or other conduct involving serious moral turpitude in the performance of his/her duties hereunder;

g.	Executive fails or refuses to materially comply (to the best of his/her ability) with a specific direction of the Company, unless the Executive reasonably and in good faith believes such specific direction to be unlawful (in which case the Company’s termination of the Executive’s employment shall not be for Cause under this provision); or

h.	Executive engages in any conduct which breaches his/her fiduciary duty to the Company, which materially injures the integrity, character or reputation of the Company or which impugns Executive’s own integrity, character or reputation so as to cause Executive to be unfit to act in the capacity of an executive officer of the Company.
A termination of employment by the Company for Cause (other than death or disability) under this Section 11 shall be effectuated by the Board giving the Executive written notice of the termination within thirty (30) calendar days of the event constituting Cause, or such longer period as the parties may agree, setting forth in reasonable detail the specific conduct of the Executive that constitutes Cause, the specific provisions of this term sheet/agreement on which the Company relies and, to the extent such Cause is susceptible to cure, providing the Executive with a thirty (30) calendar day cure period. If the Executive fails or is unable to remedy the condition within such thirty (30) day cure period, then the Company may terminate the Executive’s employment within thirty (30) calendar days following expiration of the cure period, and if the Company fails to so terminate the Executive’s employment, then any subsequent termination based upon the same underlying facts shall not constitute a termination for Cause under this Section 11.
11.	D&O Insurance: While employed pursuant to this term sheet/agreement, Executive will be covered by the Company’s D&O insurance policy in accordance with its terms, including full hook and tail coverage for covered claims arising out of events prior to and during his employment. In addition, the Company shall indemnify Executive pursuant to the provisions contained in the Company’s bylaws, as amended from time to time.

12.	Restrictive Covenants: Executive will be subject to standard confidentiality (trade secret)/non-compete/non-solicitation covenants during his employment, and regarding confidentiality (trade secrets) forever thereafter, but regarding non-compete/non-solicitation for a period of twelve (12) months immediately following the end of employment with the Company (for any or no reason). Executive will agree to a standard non-disparagement covenant as to the Company, its Board, and Section 16 Officers, during employment and forever thereafter.

13.	Miscellaneous: This term sheet/agreement will be governed by Michigan law, will be adjudicated exclusively within the State of Michigan, and will supersede and replace any prior or other promises or agreements or documents between Executive and anyone concerning the subject matter of this term sheet, including but not limited to any promises or agreements by or with the Company or its Board of Directors; provided, however, that all Exhibits hereto and all plans or documents referenced herein are expressly incorporated and not superseded by this term sheet/agreement (which include but are not limited to Exhibits A-E hereto, as well as the above-referenced Change of Control agreements). This term sheet/agreement cannot be amended, except by a written document signed by the parties below and expressly referencing this term sheet. Executive agrees that his/her services cannot be assigned and are personal to him/her.

ACCEPTED AND AGREED:

/s/ Thomas Chambers		December 3, 2008

Executive

ACCEPTED AND AGREED:

Dura Automotive Systems, Inc.

By:	/s/ Theresa L. Skotak

Executive Vice President and		December 2, 2008
Chief Administrative Officer

EXHIBIT A
TO
DURA AUTOMOTIVE SYSTEMS, INC.
SECTION 16 OFFICER/SENIOR EXECUTIVE EMPLOYMENT TERM SHEET AGREEMENT

		Job			Bonus
Executive	Start Date	Position	Base Salary	Severance	Target/Max	Flex Perq.
Tom Chambers	1/12/2009	COO	$550,000	One and half times total of annual Base + Bonus	100% / 150% 2009 Bonus will be paid at minimum of 100%	$33,000
The Company will pay the cost for moving and relocation expenses pursuant to the Current Employee Moving and Relocation policy.